Exhibit 23.1d

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Discount Dental Materials, Inc.

We consent to the inclusion in this Form S-1/Pre-Effective Amendment No. 4, (the “Registration Statement”), of our report dated February 27, 2010, relating to the balance sheets of Discount Dental Materials, Inc. as of November 30, 2009 and 2008 and the related statements of operations, stockholders’ deficit and cash flows for the fiscal year ended November 30, 2009, the period from December 17, 2007 (inception) to November 30, 2008 and the period from December 17, 2007 (inception) through November 30, 2009, appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

July 13, 2010